Exhibit 10.37

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

OF

McAFEE CORP.

SECTION 1

INTRODUCTION

Effective as of the initial public offering (the “IPO”) of the Class A common stock of McAfee Corp. (the “Corporation”), each individual who provides services to the Corporation as a member of the board of directors of the Corporation (the “Board of Directors”), other than (i) each individual who is employed by the Corporation or one of its affiliates and (ii) each individual who is employed by TPG, Intel or Thoma Bravo or any of their affiliates (excluding the Corporation, Foundation Technology Worldwide LLC (“FTW”) and their respective subsidiaries) (each covered director, a “Covered Non-Employee Director”), will be entitled to receive the following amounts of compensation:

Type of Compensation	Amount and Form of Payment
Annual cash retainer	$75,000

Additional annual cash retainer for members of the Audit Committee	$10,000 ($25,000 in lieu of such amount for the chair of the Audit Committee)

Additional annual cash retainer for members of the Leadership Development and Compensation Committee (“LDCC”)	$7,500 ($20,000 in lieu of such amount for the chair of the LDCC)

Additional annual cash retainer for members of the Nominating and Corporate Governance Committee	$5,000 ($15,000 in lieu of such amount for the chair of the Nominating and Corporate Governance Committee)

Payment of Amounts in Cash	All cash fees will be payable in arrears on a quarterly basis (or, if earlier, within 30 days following the earlier resignation or removal of the Covered Non-Employee Director), unless otherwise determined by the Board of Directors or the LDCC.

Type of Compensation	Amount and Form of Payment

Election to receive shares in lieu of cash retainers	If approved by the Board of Directors, the Corporation may allow Covered Non-Employee Directors to receive shares of capital stock of the Corporation in lieu of all or a portion of the cash fees payable hereunder on such terms as the Board of Directors (or the LDCC) may determine.

Annual equity retainer	Commencing in calendar year 2021, on the date of the first meeting of the Board of Directors following each annual meeting of stockholders of the Corporation, each Covered Non-Employee Director shall be granted a number of restricted stock units determined by dividing $225,000 by the closing price of a share of Class A common stock on the last trading day immediately preceding the date of the first meeting of the Board of Directors following the applicable annual meeting of the stockholders of the Corporation (rounded down to the nearest whole number of shares), such restricted stock units to vest on the earliest of (i) the first anniversary of the date of grant, (ii) the Covered Non-Employee Director’s death or permanent disability (as determined by the Board of Directors or the LDCC) or (iii) a Change in Control (as defined in the Corporation’s 2020 Omnibus Incentive Plan), subject, in each case, to the Covered Non-Employee Director’s continued service as a member of the Board of Directors through the applicable vesting date; provided that if the Corporation’s next annual meeting of stockholders that follows the grant date is less than one year after the prior annual meeting of the Corporation’s stockholders, and the Covered Non-Employee Director continues to serve on the Board of Directors through immediately prior to such meeting but does not stand for re-election, is not elected or is not nominated for re-election at such meeting, any then unvested restricted stock units granted in the immediately preceding twelve (12) months shall accelerate and vest in full as of the immediately prior to such meeting.

Additional equity terms	Each restricted stock unit will be subject to the terms and conditions of the Corporation’s 2020 Omnibus Incentive Plan (or any successor plan) and any applicable award agreement or award notice.

Pro-Rated Compensation	All cash fees will be prorated for any fiscal quarter of partial service, based on the number of calendar days the Covered Non-Employee Director was a member of the Board of Directors or the applicable committee, in a manner determined by the Board of Directors (or the LDCC).

Type of Compensation	Amount and Form of Payment

A Covered Non-Employee Director whose appointment or election to the Board of Directors is effective at a time other than the Corporation’s annual meeting of stockholders will receive a pro-rated grant of restricted stock units intended to cover the period from his or her appointment or election, as applicable, until the Corporation’s next annual meeting of the stockholders following such appointment or election, as applicable, with the manner of pro-ration and other applicable terms and conditions determined by the Board of Directors (or the LDCC).

In addition, following the IPO, any Covered Non-Employee Director who served on the board of managers of FTW prior to the IPO, will receive a pro-rated grant of restricted stock units intended to cover the period from the date his or her last grant of FTW restricted stock units vests (or, if he or she did not previously receive such a grant, the date of his or her appointment or election, as applicable) until the Corporation’s next annual meeting of the stockholders, with the manner of pro-ration and other applicable terms and conditions determined by the Board of Directors (or the LDCC).

Reimbursement of Expenses	Covered Non-Employee Directors and other members of the Board of Directors will be reimbursed by the Corporation for reasonable travel and other expenses incurred in connection with the board member’s attendance at Board of Directors and committee meetings, in accordance with the Corporation’s policies as in effect from time to time.

Annual Limit on Covered Non-Employee Director Compensation	The aggregate value of cash compensation and the grant date fair value of shares of capital stock of the Corporation that may be paid or granted during any fiscal year of the Corporation shall not exceed the amount prescribed in the Corporation’s 2020 Omnibus Incentive Plan (or any successor plan).

Amendment and Termination	The Board of Directors (or the LDCC) may amend or terminate this Non-Employee Director Compensation Policy at any time.

Effective: [DATE]